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PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 20, 1999)          Registration No. 333-85319



                           HUMAN GENOME SCIENCES, INC.

                              --------------------

                                  $125,000,000
                 5 1/2% Convertible Subordinated Notes Due 2006
                                       and
                        2,394,636 Shares of Common Stock
                      Issuable Upon Conversion of the Notes
                              --------------------


          The following information supplements information contained in our prospectus dated October 20, 1999 relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

          This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

          NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                  Prospectus Supplement dated November 9, 1999
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     The notes were originally issued by us and sold by Credit Suisse First
Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

                              --------------------

      The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of November 9, 1999.

      The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years, except that Credit Suisse First Boston Corporation acted as initial purchaser in connection with the notes and has served as a financial advisor for us from time to time. No selling holder named in the table below beneficially owns one percent or more of our common stock.



                                                                         COMMON STOCK                         COMMON STOCK OWNED
                                          PRINCIPAL AMOUNT OF NOTES       OWNED PRIOR      COMMON STOCK      AFTER COMPLETION OF
NAME                                   BENEFICIALLY OWNED AND OFFERED   TO THE OFFERING       OFFERED            THE OFFERING
----                                   ------------------------------   ---------------       -------            ------------
Canyon Value Realization (Cayman) Ltd.          $6,500,000                  124,521             124,521                 --
Credit Suisse First Boston Corporation           1,030,000                   19,731              19,731                 --
Delphi Financial Group, Inc. .........             150,000                    2,873               2,873                 --
Forum Capital Markets  LLC ...........           1,000,000                   19,157              19,157                 --
Nomura Securities International, Inc.            1,000,000                   19,257              19,157                100
Oppenheimer Convertible Securities ...           2,000,000                   38,314              38,314                 --
Oz Master Fund, Ltd. (1) .............          11,030,000                  211,302             211,302                 --
Value Realization Fund B, L.P. .......             400,000                    7,662               7,662                 --
Value Realization Fund, LP ...........           4,950,000                   94,827              94,827                 --
                                                ----------               ----------          ----------         ----------

      Total ..........................         $28,060,000                  537,644             537,544                100
                                                ==========               ==========          ==========         ==========

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(1)   Includes $7,000,000 principal amount of notes and 134,099 shares of common stock previously included in our prospectus.

      Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. Further, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the number of shares of common stock into which the notes are convertible may increase or decrease.

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